UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2018

(Exact name of registrant as specified in its charter)

Delaware	0‑10967	36‑3161078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois		60631
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (708) 831‑7483

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On May 16, 2018, at the First Midwest Bancorp, Inc. (the “Company”) 2018 Annual Meeting of Stockholders, the Company’s stockholders approved the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan and authorized an additional 2 million shares of the Company’s common stock for award under the plan.  The plan authorizes the Compensation Committee of the Board of Directors to provide equity-based compensation to the Company’s officers and employees in the form of restricted stock, restricted stock units, performance shares, performance units, stock options and stock appreciation rights, as well as other equity- and cash-based awards.  Subject to adjustment as provided in the plan, the total number of shares of the Company’s common stock that may be granted under the plan is approximately 3.17 million shares, plus any of the shares subject to outstanding awards under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan that may be cancelled or forfeited or that may otherwise not be issued.  The 2018 Stock and Incentive Plan will succeed the Omnibus Stock and Incentive Plan, under which the Company will cease making awards.

The 2018 Stock and Incentive Plan is described under Item 2  Approval of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 11, 2018 (the “2018 Proxy Statement”).  The descriptions of the 2018 Stock and Incentive Plan contained herein and in the 2018 Proxy Statement are qualified in their entirety by reference to the full text of the plan, which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 5.07Submission of Matters to a Vote of Security Holders.

At the Company’s 2018 Annual Meeting of Stockholders, held on May 16, 2018, the Company’s stockholders considered five matters, each of which is described more fully in the 2018 Proxy Statement.  A total of 95,186,707 shares of the Company’s common stock were represented in person or by proxy at the annual meeting, which represented approximately 92% of the Company’s total outstanding shares of common stock entitled to vote at the annual meeting.

The vote results on the matters presented at the annual meeting are set forth below.

Item 1 – Election of Directors.  All of the nominees for election to the Company’s Board of Directors were elected upon the following votes:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Barbara A. Boigegrain	87,732,422	2,384,102	161,731	4,908,452
Thomas L. Brown	87,763,950	2,355,132	159,173	4,908,452
Phupinder S. Gill	87,771,940	2,350,427	155,888	4,908,452
Kathryn J. Hayley	87,732,200	2,369,647	176,408	4,908,452
Peter J. Henseler	87,696,760	2,406,257	175,238	4,908,452
Frank B. Modruson	87,732,663	2,371,197	174,395	4,908,452
Ellen A. Rudnick	86,655,384	3,449,037	173,834	4,908,452
Mark G. Sander	86,631,879	3,493,630	152,746	4,908,452
Michael J. Small	87,724,992	2,382,127	171,136	4,908,452
Stephen C. Van Arsdell	87,718,156	2,402,256	157,843	4,908,452

Each nominee was elected to serve a one-year term expiring at the Company’s 2019 annual meeting of stockholders.  The declassification of the Board of Directors will be completed next year, and at the Company’s 2019 annual meeting of stockholders, all directors will be elected to serve one-year terms.

Additionally, as previously announced, Robert P. O’Meara and Patrick J. McDonnell decided to retire from the Board of Directors upon the conclusion of their terms at the 2018 annual meeting and, accordingly, did not stand for re-election.  In connection with these retirements, the Company’s Board of Directors reduced the size of the Board to thirteen directors effective at the annual meeting.

Item 2 – Approval of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan.   The First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan was approved upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
83,795,256	4,395,279	2,087,720	4,908,452

Item 3 – Advisory Resolution Regarding the Compensation Paid to the Company’s Named Executive Officers.   An advisory (non-binding) resolution regarding the compensation paid by the Company to its named executive officers in 2017 was approved upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
82,906,473	5,227,260	2,144,522	4,908,452

Item 4 – Advisory Resolution Regarding the Frequency of Future Stockholder Advisory Votes on the Compensation Paid to the Company’s Named Executive Officers.  Holding an advisory (non-binding) resolution regarding the compensation paid by the Company to its named executive officers every year was approved upon the following votes:

Every One Year	Every Two Years	Every Three Years	Abstentions	Broker Non-Votes
78,970,797	132,198	6,909,392	4,265,868	4,908,452

Item 5 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.   The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 was ratified on an advisory (non-binding) basis upon the following votes:

Votes For	Votes Against	Abstentions
93,108,663	1,944,562	133,482

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

10.1First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

Date:	May 17, 2018	By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos Executive Vice President, General Counsel and Corporate Secretary